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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

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                                                26 WEEKS
                                                  ENDED                                 YEAR ENDED
                                                 12/25/99
(THOUSANDS, EXCEPT RATIOS)                     (UNAUDITED)         1999          1998       1997       1996        1995
                                               -----------         ----          ----       ----       ----        ----
Fixed Charges
     Interest and amortization
      of debt issuance costs on
      all indebtedness                         $14,874         $15,864        $7,336      $4,967       $3,934     $3,057


     Add interest element
      implicit in rentals                          989           1,158           521         394          222        211
                                               -------          ------         -----       -----         ----       ----


     Total fixed charges                       $15,863         $17,022        $7,857      $5,361       $4,156     $3,268
                                               =======          ======         =====       =====        =====      =====

Income
     Income before income
      taxes                                    $98,935         $53,863       $32,168       $6,400      $1,146       $671


     Add fixed charges                          15,863          17,022         7,857        5,361       4,156      3,268
                                                ------          ------         -----        -----       -----      -----

     Income before fixed
      charges and income taxes                 $114,798        $70,885       $40,043      $11,761      $5,302     $3,939
                                               ========        =======       =======      =======      ======     ======

Ratio of earnings to
 fixed charges                                    7.24            4.16          5.10         2.19        1.28       1.21

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